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                                                                     EXHIBIT 23A

                                                                          [LOGO]
                                                                    THE HARTFORD

March 1, 2012

Board of Directors
Hartford Life Insurance Company
200 Hopmeadow Street
Simsbury, CT 06089

RE: MODIFIED GUARANTEED ANNUITY CONTRACT
    HARTFORD LIFE INSURANCE COMPANY

Dear Sir/Madam:

This opinion is furnished in connection with the registration under the Securities Act of 1933, as amended, of market value adjusted interests under a certain Modified Guaranteed Annuity Contract described in the Registration Statement (the "Contract") that will be offered and sold by Hartford Life Insurance Company (the "Company"). I have examined such documents (including the Form S-3 Registration Statement) and reviewed such questions of law as I considered necessary and appropriate, and on the basis of such examination and review, it is my opinion that:

1. The Company is a corporation duly organized and validly existing as a stock life insurance company under the laws of the State of Connecticut and is duly authorized by the Insurance Department of the State of Connecticut to issue the Contract.

2. The form of the Contract that will be issued by the Company has been filed in states where it is eligible for approval and upon issuance of the securities pursuant to the Contracts in the manner described in the Registration Statement, the securities will be valid and binding upon the Company.

I hereby consent to the use of this opinion as an exhibit to the Form S-3 Registration Statement and to the reference to my name under the heading "Legal Opinion" in the prospectus included as a part of such Registration Statement.

Sincerely,

/s/ Sarah M. Patterson
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Sarah M. Patterson
Senior Counsel